SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C. 20549

                                       FORM 15

            Certification and Notice of Termination of Registration under
               Section 12(g) of the Securities Exchange Act of 1934 or
                 Suspension of Duty to File Reports Under Section 13
                  and 15(d) of the Securities Exchange Act of 1934.

                           Commission File Number: 0-14236
                                                   -------

                                   HEALTHPLEX, INC.
                (Exact name of registrant as specified in its charter)

          60 Charles Lindbergh Blvd., Uniondale,  NY  11553; (516) 542-2200
            (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                       Common Stock, $.001 par value per share
                       ---------------------------------------
               (Title of each class of securities covered by this Form)

                                         None
                                         ----
             (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)



               Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                    Rule 12g-4(a)(1)(i) [X]       Rule 12h-3(b)(1)(ii) [ ]
                    Rule 12g-4(a)(1)(ii) [ ]      Rule 12h-3(b)(2)(i) [ ]
                    Rule 12g-4(a)(2)(i) [ ]       Rule 12h-3(b)(2)(ii) [ ]
                    Rule 12g-4(a)(2)(ii) [ ]      Rule 15d-6 [ ]
                    Rule 12h-3(b)(1)(i) [X]

               Approximate number of holders of record as of the
          certification or notice date: 190
                                        ---

               Pursuant to the requirements of the Securities Exchange Act of 1934, Healthplex, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                        HEALTHPLEX, INC.

          DATE:   February 3, 1999      By:   /s/ Martin Kane
                                            -----------------------------
                                        Name:   Martin Kane
                                        Title:  Co-Chief Executive Officer